Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Acquires Additional Fort Worth Basin Assets at Lake Arlington; Ownership Now 100%

FORT WORTH, TEXAS (May 11, 2010) – Quicksilver Resources Inc. (NYSE: KWK) announced today that it has acquired additional interests, representing an approximate 25% working interest and related assets, in the company’s operated Lake Arlington project in Tarrant County, Texas from a private party for $62 million in cash, subject to customary adjustments as provided in the purchase agreement, and 3,619,901 units of BreitBurn Energy Partners L.P. (NASDAQ: BBEP) that were previously owned by Quicksilver.  The acquired interests include reserves of approximately 125 billion cubic feet (Bcf) of natural gas of which 82% are proved developed; approximately 20 Bcf of additional potential resources; and net daily production of approximately 10 million cubic feet of natural gas equivalents (MMcfe), at the time of the transaction.

“The Lake Arlington acquisition provided the company with an opportunity to use a portion of our BreitBurn unit holdings to acquire reserves in a core operating area for below our drill-bit finding and development costs,” said Glenn Darden, Quicksilver president and chief executive officer.  “This is a very efficient transaction for the company.”

As a result of the acquisition, the company now expects its 2010 capital program to total approximately $450 million, excluding acquisitions.  Production in 2010 is still expected to average in the range of 360 MMcfe to 370 MMcfe per day in 2010, an increase of approximately 11%-14% from the 2009 average daily volumes.

With this transaction, Quicksilver now holds approximately 17.7 million units of BBEP representing an approximate 33% interest in the BBEP limited partnership.  Quicksilver will receive the full distribution attributable to the first quarter of 2010 on all of its previously owned 21.3 million units, which will be approximately $8.0 million and is expected to be received in mid-May.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 10-07

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